Exhibit 99.2

CoinShares proposes to change listing venue to a public stock market or other exchange in the United States through a joint merger plan with special purpose acquisition company Vine Hill Capital Investment Corp., Odysseus Holdings Limited and others, and to carry out a private placement of approximately USD 50 million

CoinShares International Limited (“CoinShares”), Vine Hill Capital Investment Corp., a special purpose acquisition company listed on the Nasdaq Stock Market (“Vine Hill”), and Odysseus Holdings Limited, a newly formed Jersey entity, (“Odysseus Holdings”)1 today jointly announce that CoinShares, Vine Hill and Odysseus Holdings have agreed on a joint merger plan including a court-sanctioned Scheme of Arrangement (as defined below) under Jersey Law between CoinShares and its shareholders (such joint merger plan and the Scheme of Arrangement, together, the “Transaction”), in order to facilitate a change of listing venue for CoinShares ordinary shares from Nasdaq Stockholm to the Nasdaq Stock Market in the United States, or any other public stock market or exchange in the United States as may be agreed between CoinShares and Vine Hill. The total consideration for CoinShares’ shareholders represents a valuation of CoinShares at approximately SEK 11.3 billion or USD 1.2 billion, corresponding to approximately SEK 173.2 per ordinary share in CoinShares calculated based on the shares and options outstanding as of 8 September 2025 in accordance with terms of the BCA (as defined below)2, and representing a premium of approximately 30.6 percent compared to the closing share price of SEK 132.6 in CoinShares on Nasdaq Stockholm on 5 September 2025, which was the last ended trading day prior to the announcement of the Transaction3. The consideration of the Transaction consists of ordinary shares in Odysseus Holdings, which will ultimately replace Vine Hill as the listed entity on the Nasdaq Stock Market in the United States and own all the outstanding shares in CoinShares. The completion of the Transaction is subject to conditions that need to be satisfied or, on whole or in part, waived by Odysseus Holdings (see “Conditions for the Transaction” below). The completion of the Transaction is expected to commence on 17 December 2025. In connection with and subject to completion of the Transaction, CoinShares intends to carry out a private placement of 5,000,000 ordinary shares at a price per share of USD 10.04 to the Private Placement Investor (as defined below), raising approximately USD 50.05 million in gross proceeds (the “Private Placement”). In consideration of its commitment to the Private Placement, the Private Placement Investor will be allocated an additional 1,666,667 ordinary shares, resulting in an aggregate of 6,666,667 ordinary shares being issued in the Private Placement.

[1]	Odysseus Holdings Limited is a newly formed Jersey private limited liability company wholly owned by Jeri-Lea Brown, with registration number 161481, having its registered office at 2 Hill Street, St. Helier, JE2 4UA.

[2]	Based on 65,507,173 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares, in each case as of 8 September 2025 and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares Options (as defined below), whether vested or unsettled, were net settled by withholding shares upon exercise, and an exchange rate of SEK/USD 9.45324 as of 5 September 2025, which would result in an Equity Exchange Ratio (as defined below) of 1.8116. Assuming all of the 1,927,883 outstanding CoinShares Options were exercised for cash prior to completion of the Transaction, and CoinShares issued USD 500,000 of additional options (the maximum amount permitted under the BCA) at the USD 10.00 transaction price prior to completion of the Transaction, there would be 67,485,056 shares in CoinShares, which would result in an Equity Exchange Ratio of approximately 1.7782 corresponding to SEK 168.1. Assuming all of the 1,927,883 CoinShares Options were cancelled prior to completion of the Transaction, and CoinShares does not issue any additional options prior to completion of the Transaction, there would be 65,507,173 shares in CoinShares, which would result in an Equity Exchange Ratio of approximately 1.8319 corresponding to SEK 173.2. The actual number of shares in CoinShares calculated on a fully diluted basis pursuant to the BCA as of immediately prior to the completion of the Transaction, excluding the shares to be issued in the Private Placement, may be different.

[3]	Excluding today, 8 September 2025.

[4]	Corresponding to approximately SEK 94.5, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

[5]	Corresponding to approximately SEK 472,662,000.0, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

Today, 8 September 2025, each of CoinShares, Vine Hill, Odysseus Holdings and Odysseus (Cayman) Limited, a newly formed Cayman Islands exempted company, wholly owned by Odysseus Holdings (“Odysseus Cayman”), have entered into a Business Combination Agreement (the “BCA”), which outlines the structure of the Transaction and a joint merger plan that includes a scheme of arrangement under Article 125 of the Jersey Companies Law (the “Scheme of Arrangement”). Furthermore, CoinShares and Odysseus Holdings have entered into a Subscription Agreement (as defined below) with the Private Placement Investor, an institutional investor, providing for the subscription of ordinary shares in the Private Placement (see “Private Placement” below).

Consideration and valuation

Each issued and outstanding ordinary share of CoinShares will be exchanged for a number of ordinary shares of Odysseus Holdings (each, an “Odysseus Holdings Ordinary Share”) equal to the quotient obtained by dividing (i) the Equity Value Per Share (as defined below) by (ii) USD 10.06 (such quotient, the “Equity Exchange Ratio”). The “Equity Value Per Share” is calculated as USD 1.2 billion7 divided by the fully diluted number of outstanding and issued ordinary shares in CoinShares as of immediately prior to the completion of the Transaction, excluding the ordinary shares in to be issued in the Private Placement.8 Based on the number ordinary shares in CoinShares as of 8 September 2025, the Equity Exchange Ratio would be equal to approximately 1.8116 Odysseus Holdings Ordinary Shares.9 The minimum Equity Exchange Ratio is approximately 1.7782 Odysseus Holdings Ordinary Shares.10 The maximum Equity Exchange Ratio is approximately 1.8319 Odysseus Ordinary Shares.11

As per the date of this announcement, CoinShares has a total of 1,927,883 outstanding options under its employee inventive plan. Each option to purchase ordinary shares in CoinShares (each, an “CoinShares Option”) that is issued and outstanding and has vested pursuant to its terms will be converted into the right to receive a cash payment (less applicable withholdings) equal to (i) the excess of the Equity Value Per Share over the exercise price of such vested CoinShares Option, multiplied by (ii) the number of CoinShares Ordinary Shares underlying such option.

Each CoinShares Option that is unvested will be converted into an option to purchase ordinary shares in Odysseus Holdings (“Holdings Option”). The number of ordinary shares in Odysseus Holdings subject to such option will equal (i) the number of CoinShares Ordinary Shares underlying the unvested option multiplied by (ii) the Equity Exchange Ratio. The exercise price per Odysseus Holdings Ordinary Share issuable on exercise of the Holdings Option will equal the exercise price per CoinShares ordinary share of such CoinShares Option immediately prior to completion of the Transaction divided by the Equity Exchange Ratio, and all other terms and conditions (including vesting and duration) will remain unchanged except for the administration of the Holdings Options.

[6]	Corresponding to approximately SEK 94.5, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

[7]	Corresponding to approximately SEK 11.3 billion, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

[8]	Based on 65,507,173 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares, in each case as of
8 September 2025, and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares Options, whether vested or unsettled, were net settled by withholding shares upon exercise, which would result in an Equity Exchange Ratio of 1.8319.

[9]	Based on 65,507,173 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares, in each case as of
8 September 2025, and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares Options, whether vested or unsettled, were net settled by withholding shares upon exercise.

[10]	Assuming all of the 1,927,883 outstanding CoinShares Options were exercised for cash prior to completion of the Transaction, and CoinShares issued USD 500,000 of additional options (the maximum amount permitted under the BCA) at the USD 10.00 transaction price prior to completion of the Transaction, there would be 67,485,056 shares in CoinShares (excluding the shares to be issued in the Private Placement which do not impact the calculations), which would result in an Equity Exchange Ratio of approximately 1.7782 corresponding to SEK 168.1.

[11]	Assuming all of the 1,927,883 CoinShares Options were cancelled prior to completion of the Transaction, and CoinShares does not issue any additional options prior to completion of the Transaction, there would be 65,507,173 shares in CoinShares (excluding the shares to be issued in the Private Placement which do not impact the calculations), which would result in an Equity Exchange Ratio of approximately 1.8319 corresponding to SEK 173.2.

Upon the completion of the Transaction, CoinShares’ shareholders will receive between approximately 78,4 percent of the shares and votes in Odysseus Holdings assuming no redemptions of Vine Hill’s public shares and approximately 91.6 percent of the shares and votes in Odysseus Holdings assuming 100 percent redemptions of Vine Hill’s public shares, in each case, excluding the potential dilution of the Public Warrants (as defined below). The completion of the Transaction is subject to, inter alia, approval by the shareholders of each of CoinShares at the Court Meeting (as defined below) and Vine Hill at a special meeting (the “Special Meeting”), which is expected to be held on or about 8 December 2025, as well as approval from the relevant authorities.

Based on the average volume-weighted price during the last ten trading days for CoinShares’ ordinary shares on Nasdaq Stockholm, the approximate Transaction consideration calculated based on the shares and options outstanding as of 8 September 2025 in accordance with terms of the BCA represents a premium of approximately:12

●	30.6 percent compared to the closing share price of SEK 132.6 on Nasdaq Stockholm on 5 September 2025, which was the last trading day[13] prior to the announcement of the Transaction;

●	53.0 percent compared to the volume weighted average trading price of SEK 113.2 for the ordinary shares on Nasdaq Stockholm during the last 30 trading days[14] prior to the announcement of the Transaction; and

●	89.0 percent compared to the volume weighted average trading price of SEK 91.6 for the ordinary shares on Nasdaq Stockholm during the last 180 trading days[15] prior to the announcement of the Transaction.

Background and rationale for the Transaction

CoinShares is a leading European asset manager specializing in digital assets, offering institutional-grade exposure to cryptocurrencies through a diversified suite of asset management and capital markets products. Despite its strong financial performance and market leadership in crypto ETPs, CoinShares’ market capitalization has been limited by the specific characteristics of its current listing and constrained by structural factors, including low trading volumes and investments from institutional investors, and restricted analyst coverage, largely due to the absence of an institutional shareholder base.

The Transaction represents a strategic opportunity to reposition CoinShares within the U.S. capital markets, enabling CoinShares to access a deeper pool of institutional investors, benefit from enhanced research coverage, and align its listing venue with its global growth ambitions including building brand awareness for new product launches in the U.S. as a U.S. listed company, CoinShares believes that this will support CoinShares’ strategic entry into the U.S. marketplace, which it believes offers potential for revenue growth. The proposed business combination with Vine Hill, a special purpose acquisition company with its shares listed in the U.S. and management team with a proven de-SPAC execution track record, provides a compelling pathway to achieve these objectives.

The Transaction values CoinShares at approximately USD 1.2 billion, representing a premium to its current market capitalization on Nasdaq Stockholm. The structure of the Transaction, executed, inter alia, via the Scheme of Arrangement, ensures continuity of operations while enhancing CoinShares’ visibility and access to U.S. capital markets.

[12]	Based on 65,507,173 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares, in each case as of 8 September 2025, and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares Options (as defined above), whether vested or unsettled, were net settled by withholding shares upon exercise. The number of shares in CoinShares calculated pursuant to the BCA as of immediately prior to the completion of the Transaction, excluding the shares to be issued in the Private Placement may be different.

[13]	Excluding today, 8 September 2025.

[14]	Excluding today, 8 September 2025.

[15]	Excluding today, 8 September 2025.

This strategic move is expected to unlock shareholder value, support future M&A initiatives, and accelerate CoinShares’ expansion across the U.S. and EMEA regions, while maintaining its focus on regulated, institutional-grade digital asset offerings.

Overview of the Transaction process

In accordance with the BCA, Vine Hill will merge with and into Odysseus Holdings’ wholly owned subsidiary, Odysseus Cayman, one day ahead of the completion of the Transaction (the “SPAC Merger”). At the time that the SPAC Merger becomes effective, each issued and outstanding Class A share of Vine Hill will be converted into one ordinary share of Odysseus Holdings. Upon completion of the SPAC Merger, by operation of law, Odysseus Cayman will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Vine Hill and Odysseus Cayman under the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”).

Immediately prior to the SPAC Merger between Vine Hill and Odysseus Cayman, Vine Hill will only have one outstanding class of shares, as all Class B shares (excluding the 2,933,333 Class B shares of Vine Hill that will have been irrevocably forfeited and surrendered by Vine Hill Capital Sponsor I LLC, a Delaware limited liability company (the “SPAC Sponsor”), to Vine Hill for no consideration as a contribution to the capital of Vine Hill (the “Sponsor Forfeited Shares”)) held by SPAC Sponsor will have been converted into Class A shares of Vine Hill, on a one-for-one basis.

Warrants that were purchased by the SPAC Sponsor in a private placement that occurred simultaneously with the completion of Vine Hill’s initial public offering and warrants that could be issued in connection with the conversion of working capital loans made to Vine Hill by SPAC Sponsor (together, the “Sponsor Private Warrants”) will be forfeited to Vine Hill for no consideration and cancelled. As part of the SPAC Merger, the warrants that were part of the units issued as part of Vine Hill’s initial public offering (the “Public Warrants”) that are outstanding and unexercised, will each be converted into a warrant to purchase one ordinary share in Odysseus Holdings. Additionally, immediately prior to the SPAC Merger, any units sold by Vine Hill in its initial public offering, which consist of one Class A share of Vine Hill and one-half of one Public Warrant will be automatically separated and the holder of each such unit will be deemed to hold one Class A share of Vine Hill and one-half of one Public Warrant, with any fractional Public Warrant rounded down to the nearest whole number of Public Warrants, and immediately following such separation, all such units will be automatically cancelled and shall cease to exist.

Following the SPAC Merger, Odysseus Cayman will acquire the ordinary shares of CoinShares pursuant to the Scheme of Arrangement (see “Scheme of Arrangement” below), pursuant to which all CoinShares’ ordinary shares will be exchanged for ordinary shares in Odysseus Holdings. The ordinary shares in the Private Placement are expected to be delivered to the Private Placement Investor versus payment of the subscription price immediately prior to completion of the Scheme of Arrangement. Following completion of the Scheme of Arrangement, the ordinary shares issued to the Private Placement Investor in the Private Placement shall be converted into an equal number of ordinary shares in Odysseus Holdings (see “Private Placement” below). The ordinary shares issued to other Coinshares’ shareholders will be exchanged for the number of ordinary shares in Odysseus Holdings equal to the quotient obtained by dividing (i) Equity Value Per Share by (ii) USD 10.016. The vested options in CoinShares will be cancelled and converted into a right to receive an amount in cash. The unvested Options in CoinShares will be assumed by Odysseus Holdings and converted into an option to purchase ordinary shares in Odysseus Holdings (see “Consideration and valuation” above).

[16]	Corresponding to approximately SEK 94.5, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

As a result of these transactions mentioned above, Odysseus Cayman, which is wholly owned by Odysseus Holdings, will acquire all ordinary shares in CoinShares, CoinShares’ existing shareholders will receive ordinary shares in Odysseus Holdings in exchange, and Odysseus Holdings’ ordinary shares will be listed on the Nasdaq Stock Market in the United States, or any other public stock market or exchange in the United States as may be agreed by CoinShares and Vine Hill. After the completion of the Transaction, Odysseus Cayman will distribute any remaining cash in Vine Hill’s trust account held for its public shareholders to Odysseus Holdings and will be liquidated.

In order to facilitate the completion of the Transaction, CoinShares’ Board of Directors intends to pursue a delisting of CoinShares ordinary shares from Nasdaq Stockholm. The intention is to carry out the delisting through a delisting application to Nasdaq Stockholm and subsequent approval from Nasdaq Stockholm, conditional upon completion of the Transaction. Nasdaq Stockholm’s conditional approval shall be granted no later than two weeks prior to completion of the Transaction.

Scheme of Arrangement

CoinShares will initiate the Scheme of Arrangement, on 5 November 2025, by applying to the Royal Court of Jersey for an order requisitioning a meeting of members (or class of members, as the case may be) of CoinShares to consider and vote on the proposed Scheme of Arrangement which is expected to be held on or about 8 December 2025 (the “Court Meeting”). Prior to the Court Meeting, CoinShares will prepare and distribute a scheme circular containing detailed information about the Scheme of Arrangement and its effects (the “Scheme Circular”).

At the Court Meeting, a majority in number representing at least 3/4ths of the voting rights of the members (or a class of members) present and voting, in person or by proxy must agree to and approve the Scheme of Arrangement. A second court application is then made to the Royal Court of Jersey to sanction the Scheme of Arrangement. Following the sanction by the Royal Court of Jersey, CoinShares is required to submit the court’s order to the Registrar of Companies in Jersey for registration in order for the Scheme of Arrangement to be effective.

Representations and Warranties in the BCA

The BCA contains customary representations and warranties of the parties, which do not survive the consummation of the Transaction. Many of the representations and warranties are qualified by materiality, Company Material Adverse Effect or SPAC Material Adverse Effect. “Company Material Adverse Effect” means, subject to certain exceptions, any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, assets, financial condition or results of operations of the CoinShares group, taken as a whole; or (b) the ability of CoinShares or Odysseus Holdings, as applicable, to perform their respective obligations under the BCA or to consummate the Transaction. “SPAC Material Adverse Effect” means, subject to certain exceptions, any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, assets, financial condition or results of operations of Vine Hill; or (b) the ability of Vine Hill to perform its obligations under the BCA or to consummate the SPAC Merger or the Transaction. Certain of the representations are subject to specified exceptions and qualifications contained in the BCA or in information provided pursuant to certain disclosure schedules to the BCA.

Vine Hill is required to provide a certificate at completion of the Transaction to CoinShares certifying that its representations and warranties are true and correct, subject to certain materiality thresholds. It is a condition to completion of the Transaction for the benefit of Vine Hill for the representations and warranties of CoinShares to be true and correct at the date of the BCA and at completion, subject to certain materiality thresholds (see “Conditions for the Transaction” below), and it is a separate condition for CoinShares to provide a certificate to Vine Hill at completion confirming the same. Vine Hill also has a corresponding termination right subject to a 30-day cure period in the event that CoinShares’ representations and warranties are not true and correct such that the conditions specified in this paragraph would not be satisfied.

CoinShares has a termination right and a corresponding condition to completion of the Transaction in its favour, see condition (viii) “Conditions for the Transaction” below, if any information made public by Vine Hill, or otherwise made available by Vine Hill to CoinShares, Odysseus Holdings or Odysseus Cayman, is materially inaccurate, incomplete or misleading in any material respect, or if Vine Hill fails to make public all material information which is required to be made public by Vine Hill under applicable law, subject to a 30-day cure period.

None of the parties to the BCA is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the BCA. However, each party will remain liable for knowing and intentional material breaches of its representations or warranties or any of its covenants in the BCA, which material breach constitutes or is a consequence of, a purposeful act or failure by any such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach, or for fraud prior to termination. CoinShares will bear the fees, costs and expenses in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) and submitting a listing application to Nasdaq (or any other public stock market or exchange in the United States as may be agreed by CoinShares and Vine Hill), regardless of whether completion of the Transaction occurs. Following completion, Odysseus Holdings will be required to reimburse all expenses of the parties, subject to a cap of USD 4.017 million for expenses of Vine Hill, subject to certain exceptions and qualifications.

The BCA also contains customary pre-completion covenants of the parties, including obligations of the parties to operate their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of Odysseus Holdings, Odysseus Cayman, CoinShares, with respect to Vine Hill, and Vine Hill, with respect to CoinShares, in each case, subject to certain exceptions and qualifications. CoinShares, Odysseus Holdings and Odysseus Cayman agree, among other restrictions, not to:

●	plan, announce or implement any reduction in force, early retirement program, furlough or other voluntary or involuntary employment termination program, in each case, not in compliance with the Worker Adjustment and Retraining Notification Act under U.S. federal law, and any similar foreign, state or local “mass layoff” or “plant closing” laws;

●	except for the Private Placement, grant, issue, sell or otherwise dispose of any equity interest unless required pursuant to the Transaction;

●	make, declare or pay any dividend or distribution to the stockholders of CoinShares in their capacities as stockholders, except for the dividend of GBP 20.0 million declared by CoinShares on 2 April 2025 for the year ended 31 December 2024 and to be paid in installments, and which has been subsequently re-denominated in USD on 12 May 2025 to USD 25,091,000[18] (using the closing rate at which CoinShares’ financial statements were converted) due to the change in CoinShares’ functional currency;

●	assign, license, encumber, transfer or otherwise dispose of any intellectual property that is material to any of the businesses of the CoinShares group;

[17]	Corresponding to approximately SEK 37,812,960, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

[18]	Corresponding to approximately SEK 237,191,244.8, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

●	merge, consolidate, combine with any person, acquire any business or a material portion of the assets of any person, in each case with a transaction value greater than USD 10.0[19] million and considered material;

●	make, incur or authorize any capital expenditures that in the aggregate exceed USD 5.0[20] million, other than any capital expenditure consistent with CoinShares’ pre-completion annual capital expenditure budget or any capital expenditures in the ordinary course of business;

●	release, assign, compromise, settle or agree to settle any legal proceeding involving payments by any entity of the CoinShares’ group of USD 1,0 million[21] or more, or that imposes any material non-monetary obligations on the CoinShares group;

●	other than in the ordinary course of business, materially adversely modify or terminate any material contract of CoinShares or enter into certain material contracts;

●	except as required by IFRS or applicable legal requirements, make any material change in accounting methods, principles or practices;

●	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up; or

●	amend their respective governing documents in any material respect, other than in connection with internal restructurings conducted in the ordinary course of business.

The covenants do not survive the completion of the Transaction, other than those that are required to be performed or complied with after completion of the Transaction, including, for the parties to keep non-public information of the other parties in confidence for two years, for Odysseus Holdings to adopt a customary incentive equity plan to hire and incentivize its executives and other employees and for Odysseus Holdings to maintain the indemnification rights of current or former directors or officers of CoinShares and Vine Hill provided pursuant to their respective governing documents for a certain period.

In addition, CoinShares and Vine Hill have entered a mutual exclusivity undertaking, which prohibits (i) CoinShares from proposing or taking any action or engaging with a potential competing transaction or other action that may impede the Transaction and (ii) Vine Hill from negotiating or entering into any letter of intent or other agreement for an alternative transaction with another party.

Conditions for the Transaction

Completion of the Transaction is conditional upon:

(i)	Vine Hill’s shareholders approving the BCA, the transactions contemplated by the BCA and the SPAC Merger at the Special Meeting;

(ii)	The approval of CoinShares’ shareholders of the transactions contemplated by the BCA and the other transaction documents and the Scheme of Arrangement at the Court Meeting, and the relevant rulings of the Royal Court of Jersey relating to the Scheme of Arrangement having been obtained and been delivered to the Jersey Companies Registrar;

(iii)	The expiry or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 under U.S. federal law and the rules and regulations promulgated thereunder in respect of the Transaction, and the receipt of authorizations, consents, clearances, waivers and approvals from Autorité des Marchés Financiers and Jersey Financial Services Commission;

[19]	Corresponding to approximately SEK 94,532,400.0, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

[20]	Corresponding to approximately SEK 47,266,200.0, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

[21]	Corresponding to approximately SEK 9,453,240.0, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

(iv)	There shall not be in force any order, statute, rule or regulation enjoining or prohibiting the consummation of the Transaction;

(v)	Vine Hill having no secured creditors immediately prior to the SPAC Merger;

(vi)	The ordinary shares of Odysseus Holdings being issued in connection with the Transaction being approved for listing on Nasdaq (or any other public stock market or exchange in the United States as may be agreed by CoinShares and Vine Hill) upon the completion of the Transaction subject to official notice by Odysseus Holdings to Nasdaq (or such other stock market or exchange in the United States) of issuance such shares;

(vii)	Odysseus Holdings’ and CoinShares’ Registration Statement on Form F-4 in the United States becoming effective pursuant to the U.S. Securities Act of 1933, as amended, and no stop order suspending effectiveness of the Registration Statement having been issued and no proceedings for those purposes having been initiated or threatened by the SEC and not withdrawn;

(viii)	No information made public by Vine Hill, or otherwise made available to CoinShares, Odysseus Holdings or Odysseus Cayman by Vine Hill, being materially inaccurate, incomplete or misleading in any material respect, and Vine Hill having made public all material information which is required to be made public by Vine Hill under applicable laws;

(ix)	No state of facts, changes, circumstances, occurrences, events or effects shall have occurred that, has had, or would reasonably be expected to have, a materially adverse effect on (x) the business, assets, financial condition or results of operations of Vine Hill; or (y) the ability of Vine Hill to perform its material obligations under the BCA or to consummate the Transaction. The following events shall not be taken into regard when determining if a material adverse effect has occurred unless they disproportionately and adversely affect Vine Hill, relative to similarly situated companies in the industries in which Vine Hill conducts its operations: (A) acts of war, sabotage, civil unrest, cyberterrorism or terrorism, or changes in global, national, regional, state or local political or social conditions or the escalation or worsening of any ongoing conflict, or any change, escalation or worsening thereof; (B) natural or man-made disasters and other force majeure events; (C) any materially adverse effect attributable to the announcement, execution, pendency, negotiation or consummation of the Transaction; (D) changes or proposed changes in applicable legal requirements or regulation or interpretations or decisions by courts or any governmental entity after the date of this Agreement; (E) any downturn in general economic conditions; (F) effects generally affecting special purposes acquisition companies, including but not limited to, the extension of a special purpose acquisition company’s termination date; or (G) failure by Vine Hill to meet any financial projection (however a determination that the underlying facts and circumstances resulting in failure has resulted in material adverse effect shall not be prevented).

(x)	Neither Vine Hill or SPAC Sponsor having (i) taken any action that is likely to impair the prerequisites for completion of the Transaction, or (ii) failed to take any action the failure of which is likely to impair the prerequisites for completion of the Transaction; and

(xi)	The Sponsor Private Warrants being cancelled.

Odysseus Holdings reserves the right to withdraw the Transaction in the event that it is clear that any of the above conditions are not satisfied by 8 June 2026. However, the Transaction may only be withdrawn if the non-satisfaction is of material importance to the Transaction or if otherwise approved by the Swedish Securities Council. Odysseus Holdings reserves the right to waive, in whole or in part, one, several or all of the conditions set out above.

In order to comply with applicable U.S. federal securities laws (including Rule 14e-1 under the U.S. Exchange Act), the completion of the Transaction may need to be postponed following a material change or waiver of condition.

Form F-4 filing to the U.S. Securities and Exchange Commission

In addition to the Scheme Circular, in connection with the Transaction, Odysseus Holdings, CoinShares and Vine Hill intend to file with the SEC a registration statement on Form F-4 (the “Registration Statement”), which will include a preliminary proxy statement of Vine Hill and a prospectus of Odysseus Holdings (the “Proxy Statement/Prospectus”). The definitive proxy statement and other relevant documents will be mailed to Vine Hill shareholders as of a record date to be established for voting on the Transaction and other matters as described in the Proxy Statement/Prospectus. Odysseus Holdings, CoinShares and Vine Hill will also file other documents regarding the Transaction with the SEC. This press release does not contain all of the information that should be considered concerning the Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Transaction.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS OF VINE HILL AND OTHER INTERESTED PARTIES ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, AND AMENDMENTS THERETO, AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH VINE HILL’S SOLICITATION OF PROXIES FOR THE EXTRAORDINARY GENERAL MEETING OF ITS SHAREHOLDERS TO BE HELD TO APPROVE THE TRANSACTION AND OTHER MATTERS AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT VINE HILL, COINSHARES, ODYSSEUS HOLDINGS AND THE TRANSACTION.

Investors and security holders will also be able to obtain copies of the Registration Statement and the Proxy Statement/Prospectus and all other documents filed or that will be filed with the SEC by Vine Hill, CoinShares and/or Odysseus Holdings, without charge, once available, on the SEC’s website at www.sec.gov or by directing a request to: Vine Hill Capital Investment Corp., 500 E Broward Blvd, Suite 900, Fort Lauderdale, FL 33394, or upon written request to CoinShares or Odysseus Holdings at c/o CoinShares International Limited, 2nd Floor, 2 Hill Street, JE2 4UA St Helier Jersey, Channel Islands.

Ownership structure

Pursuant to the Transaction, CoinShares’ shareholders will receive approximately 91.6 percent of the shares and votes in Odysseus Holdings assuming 100.0 percent redemptions of Vine Hill’s public shares, and excluding the potential dilution of the Public Warrants. The illustrative table below shows the ownership of Odysseus Holdings as if the Transaction and the Private Placement had been completed, assuming 100.0 percent redemptions of Vine Hill’s public shares and is based on the latest available shareholding information, and excluding the potential dilution of the Public Warrants.

Shareholder	Shares (%)	Votes (%)
Daniel Masters	16.8	16.8
Mognetti Partners Limited	16.6	16.6
Russell Newton	12.3	12.3
Alan Howard	11.1	11.1
Alyeska Master Fund	5.1	5.1
Top 5 shareholders	64.9	64.9
Other shareholders	35.1	35.1
Total	100.0	100.0
Vine Hill shareholders	3.4	3.4
CoinShares shareholders (including Alyeska Master Fund)	96.9	96.9

Recommendation from the Board of Directors of CoinShares and fairness opinion

The Board of Directors of CoinShares is of the opinion that the Transaction is beneficial to CoinShares and its shareholders. The Board of Directors also considers the Transaction consideration to be fair from a financial point of view to CoinShares’ shareholders and has obtained a fairness opinion dated 7 September 2025 issued by Eight Advisory UK Limited reflecting their opinion as of that date that, on the basis of the considerations therein, the consideration to be paid by Odysseus Holdings is fair, from a financial point of view, to CoinShares.

Based on the above, the Board of Directors unanimously recommends CoinShares’ shareholders to vote in favor of the Transaction on the Court Meeting.

Shareholder Support Agreement

In connection with the execution of the BCA, CoinShares, Vine Hill, Odysseus Holdings and Odysseus Cayman have entered a Shareholder Support Agreement with Alan Howard, Adam Levinson, Daniel Masters, Discovery Capital Management, Dwight Anderson and family and trusts, Horseferry Limited PTE, Meltem Demirors, Mognetti Partners Limited, Paul Davidson, Somerston and Vitruvius & Russell Newton (together, the “Key CoinShares Shareholders”) which possess approximately 87.7 percent of the shares and votes in CoinShares.22 The Key CoinShares Shareholders have agreed, among other things, to (i) vote in favor of the resolutions related to the Transaction at the Court Meeting, and withhold consent for any action that may result in breach of the BCA or otherwise impair the completion of the Transaction, (ii) to waive any preemption rights or similar protections with respect to each of their holding in CoinShares in connection with the Transaction, and (iii) not to transfer, redeem or cause the redemption of any of the ordinary shares in CoinShares held by such Key CoinShares Shareholders prior to or in connection with the Transaction, subject to customary exceptions and existing contractual rights.

Financing

The completion of the Transaction is not dependent on any financing as the Transaction consideration exclusively consists of ordinary shares of Odysseus Holdings.

The effects of the Transaction on Odysseus Holdings’ earnings and financial position

As Odysseus Holdings is not an operating entity but exists exclusively for the purpose of enabling the Transaction to be executed as contemplated, the Transaction will have a significant impact – immediately and in the future – on Odysseus Holdings’ earnings and financial position. Conversely, the Transaction is expected to have a very limited impact on CoinShares’ performance and financial position, both immediately and in the future.

[22]	Based on 66,241,511 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares.

Due diligence

When preparing for the Transaction, CoinShares, Odysseus Holdings and Vine Hill have conducted limited, customary due diligence reviews of certain business, financial, commercial and legal information relating to CoinShares, Odysseus Holdings and Vine Hill, respectively. CoinShares has confirmed that at the time of the announcement of the Transaction, no information has been provided to Vine Hill, Odysseus Holdings or its closely related entities in connection with the due diligence review, which has not yet been publicly disclosed and which constitutes inside information regarding CoinShares.

Rulings by the Swedish Securities Council in relation to the Transaction

The Swedish Securities Council (Sw. Aktiemarknadsnämnden) has approved the mutual exclusivity undertaking entered into, and between, CoinShares and Vine Hill, described under “Representations and Warranties in the BCA” above, and the restrictive covenants described under “Representations and Warranties in the BCA” above, do not constitute prohibited bid-related arrangements pursuant to section II.17a of the Takeover rules for Nasdaq Stockholm and Nordic Growth Market NGM (the “Takeover Rules”) or would otherwise be contrary to the Takeover Rules or good stock market practice (see Ruling 2025:36). The mutual exclusivity undertaking will remain effective until the completion of the Transaction. Further, the Swedish Securities Council has rejected CoinShares’ request for an exemption from Section V of the Takeover Rules, confirmed that Odysseus Holdings shall be regarded as the offeror in connection with the Transaction in light of the Takeover Rules and that Section IV including Appendix 1 in the Takeover Rules shall apply when preparing the Swedish offer document (see Ruling 2025:39).

Indicative timetable23

●	Initial filing of Form F-4: Between the end of September and the beginning of October

●	Initiation of the Scheme of Arrangement: On or about 5 November 2025

●	Publication of the Scheme Circular: On or about 6 November 2025

●	Publication of the Swedish offer document by CoinShares: On or about 17 November 2025

●	Court Meeting’s approval of the Scheme of Arrangement: On or about 8 December 2025

●	Special Meeting in Vine Hill: On or about 8 December 2025

●	Completion of the SPAC Merger: On or about 16 December 2025

●	Completion of the Transaction: On or about 17 December 2025

●	Last day of trading of CoinShares ordinary shares on Nasdaq Stockholm: On or about 17 December 2025

●	First day of trading of Odysseus Holdings ordinary shares on Nasdaq Stock Market in the United States, or any other public stock market or exchange in the United States: 18 December 2025

As set out above, the completion of the Transaction is conditional upon, inter alia, with respect to the Transaction and completion of the Transaction, receipt of certain necessary regulatory, governmental or similar clearances, approvals, decisions and other actions from authorities or similar. Such clearances, approvals, decisions and other actions are expected to have been received before the completion of the Transaction.

[23]	All dates are preliminary and may be subject to change.

Odysseus Holdings reserves the right to postpone the time for the completion of the Transaction. Odysseus Holdings will announce any extension of the postponement of the completion of the Transaction date by a press release in accordance with applicable laws and regulations.

Impact on CoinShares and its employees

There are currently no decisions concerning any material changes to CoinShares’ employees or to the existing organization and operations, including the terms of employment and locations of the business.

Shareholding in CoinShares and shares held by CoinShares in treasury

As at the date of this announcement, Jeri-Lea Brown, being a closely related party Odysseus Holdings, owns and controls 2,000 ordinary shares and 5,608 options in CoinShares, which corresponds to less than 0,001 percent of the shares and votes in CoinShares24. Vine Hill does not own or control any shares in CoinShares, or other financial instruments, which give Vine Hill financial exposure equal to a holding in CoinShares.

As of the date of this announcement, CoinShares holds 1,171,037 ordinary shares in treasury, corresponding to approximately 1.8 percent of the total outstanding ordinary shares and votes in CoinShares. Neither Odysseus Holdings or any closely related companies or closely related parties have acquired or taken any measures to acquire any ordinary shares in CoinShares or any financial instruments that give financial exposure to CoinShares’ ordinary shares during the six months preceding the date of this announcement.

Certain closely related party matters

Odysseus Holdings is wholly owned by Jeri-Lea Brown, who is affiliated with CoinShares through her employment in CoinShares as Corporate Secretary. Jeri-Lea Brown’s engagement in Odysseus Holdings is solely for the purposes of facilitating the Transaction as described herein and in accordance with Odysseus Holdings’ undertakings in the BCA.

As at the date of this announcement, Odysseus Holdings indirectly holds 2,000 ordinary shares and 5,608 options in CoinShares, corresponding to less than 0.001 percent of the shares and votes in CoinShares25. Jeri-Lea Brown’s participation in the Transaction means that Section III of the Takeover Rules is applicable to the Transaction, entailing that CoinShares is obliged to obtain and announce a fairness opinion regarding the Transaction from an independent expert. As stated above under “Recommendation from the Board of Directors of CoinShares and fairness opinion” above, the Board of Directors of CoinShares has obtained a fairness opinion from Eight Advisory UK Limited.

Private Placement

CoinShares and Odysseus Holdings have today entered into a subscription agreement (the “Subscription Agreement”) with Alyeska Master Fund (the “Private Placement Investor”), pursuant to which the Private Placement Investor, subject to the terms and conditions of the Subscription Agreement, irrevocably agrees to subscribe for and purchase, and CoinShares irrevocably agrees to issue and sell, 5,000,000 ordinary shares of CoinShares at purchase price of USD 10.026 per ordinary share for an aggregate purchase price of USD 50.027 million. In consideration of its commitment to the Private Placement, the Private Placement Investor will be allocated an additional 1,666,667 ordinary shares, resulting in an aggregate of 6,666,667 ordinary shares being issued in the Private Placement. The Board of Directors of CoinShares is expected to approve the issue of the ordinary shares for the Private Placement upon completion of the Transaction and the ordinary shares are expected to be delivered to the Private Placement Investor versus payment of the subscription price immediately prior to completion of the Scheme of Arrangement. Following completion of the Scheme of Arrangement, the ordinary shares issued to the Private Placement Investor in the Private Placement shall be converted into 6,666,667 ordinary shares of Odysseus Holdings. The price in the Private Placement was determined through bilateral negotiations with multiple potential investors in consultation with CoinShares’ financial advisor, and done at the same share price as the consideration to the shareholders of CoinShares received in the Transaction. Based on the foregoing, the Board of Directors assesses that the subscription price accurately reflected current market conditions and demand. The net proceeds of the Private Placement are intended to be used to support CoinShares’ contemplated growth strategy.

[24]	Based on 66,241,511 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares.
[25]	Based on 65,507,173 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares Options (as defined above), whether vested or unsettled, were net settled by withholding shares upon exercise.
[26]	Corresponding to approximately SEK 94.5, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

[27]	Corresponding to approximately SEK 472,662,000.0, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.

Prior to the Private Placement, the Board of Directors has made an overall assessment and carefully considered the option to raise capital through a rights issue or by other means, including through negotiations with a number of institutional investors regarding potential alternatives structures. The reasons for deviating from the shareholders’ preferential right are: (i) the need to find investors willing and able to invest on the terms dictated by the Transaction; (ii) to increase the flexibility of the timing of the share issue to minimize dependency on market conditions as a rights issue would take significantly longer to complete and entail a higher exposure to market risks, as well as risk for a potentially adverse effect on the share price, (iii) that the share issue, in relation to CoinShares’ market capitalization, is limited in size, entailing that a rights issue process is disproportionately burdensome to carry out, causing costs in the form of time-consuming processes for CoinShares compared to the Private Placement, and (iv) to strengthen CoinShares’ shareholder base with a fundamental institutional investor in order to maintain and enhance the liquidity of CoinShares’ ordinary share. For the reasons stated, the Board of Directors’ overall assessment is that a directed share issue with deviation from the shareholders’ preferential rights is the most favorable alternative for CoinShares and is in the best interest of CoinShares and its shareholders.

The Private Placement entails an increase in the number of ordinary shares in CoinShares of 6,666,667, from 67,412,548 ordinary shares28 to 74,079,215 ordinary shares. The Private Placement results in a dilution of approximately 9.0 percent of the number of ordinary shares and votes in CoinShares (calculated as the number of newly issued ordinary shares divided by the total number of shares29 in CoinShares on a fully diluted basis upon completion of the Private Placement and the Transaction). The issued share capital will increase by GBP 3,300.0 from approximately GBP 33,005.7 to approximately GBP 36,305.7.

Brief description of Odysseus Holdings

Odysseus Holdings is a newly formed Jersey company established pursuant to the BCA. It serves solely as a vehicle within the predetermined transaction structure initiated by CoinShares and Vine Hill in accordance with the BCA.

Brief description of CoinShares

CoinShares is a leading European asset manager specializing in digital assets, that delivers a broad range of financial services across investment management, trading and securities to a wide array of clients that includes corporations, financial institutions and individuals. Focusing on crypto since 2013, the firm is headquartered in Jersey, with offices in France, Sweden, Switzerland, the UK and the US. CoinShares is regulated in Jersey by the Jersey Financial Services Commission, in France by the Autorité des marchés financiers, and in the U.S. by the Securities and Exchange Commission, the National Futures Association and the Financial Industry Regulatory Authority. CoinShares is publicly listed on Nasdaq Stockholm under the ticker CS and the OTCQX under the ticker CNSRF.

Brief description of Vine Hill

Vine Hill was established for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and forms part of Vine Hill Capital Partners, which is a premier alternative investment manager dedicated to helping businesses achieve their full potential and unlocking shareholder value through leveraging the public markets. Vine Hill is publicly listed on the Nasdaq Stock Market under the ticker VCIC.

[28]	Including 1,171,037 shares held in treasury by CoinShares and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares Options (as defined above), whether vested or unsettled, were net settled by withholding shares upon exercise.

[29]	Including 1,171,037 shares held in treasury by CoinShares and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares Options (as defined above), whether vested or unsettled, were net settled by withholding shares upon exercise.

Applicable law and disputes

The BCA and any action, suit, dispute, controversy or claim arising out of the BCA and the consummation of the transactions shall be governed by and construed in accordance with internal law of the State of New York, provided that (i) the Scheme of Arrangement, and such other provisions of the BCA expressly required by the terms of the BCA to be governed by Jersey law, shall be governed by Jersey law and its regulations, and (ii) the SPAC Merger, and such other provisions of the BCA expressly required by the terms of the BCA to be governed by the Cayman Companies Act, shall be governed by the Cayman Companies Act and its regulations. CoinShares, Odysseus Holdings, Odysseus Cayman and Vine Hill consents to the exclusive jurisdiction and venue of the state and federal courts located in the State of New York, in each case in connection with any matter based upon or arising out of the Transaction.

The transaction proposal to the shareholders of CoinShares shall in all aspects be governed by and interpreted in accordance with substantive Swedish law. All matters relating to company law, when relating to CoinShares and Odysseus Holdings, shall be dealt with in accordance with Jersey Law, whereas all matters relating to company law, when relating to Odysseus Cayman, shall be dealt with in accordance with Cayman Islands Law. Any dispute regarding the offer to the shareholders of CoinShares, or which arises in connection therewith, shall be settled exclusively by Swedish courts, whereby Stockholm District Court (Sw. Stockholms tingsrätt) shall be the court of first instance.

The Takeover Rules and the Swedish Securities Council’s rulings and statements on the interpretation and application of the Takeover Rules are applicable to the Transaction. Odysseus Holdings has, in accordance with Section V.2 of the Takeover Rules, undertaken to Nasdaq Stockholm to comply with the Takeover Rules and to submit to any sanctions that can be imposed on Odysseus Holdings by Nasdaq Stockholm in the event of a breach of the Takeover Rules.

Advisors

Stifel and Keefe, Bruyette & Woods (KBW), a Stifel Company, is acting as financial advisor to CoinShares in relation to the Transaction, as well as Sole Placement Agent in connection with the Private Placement. White & Case (as to U.S. law, U.K. law and Swedish law) and Carey Olsen (as to Jersey Law and Cayman Islands Law) are acting as legal advisors to CoinShares in relation to the Transaction and the Private Placement. Paul Hastings LLP (as to U.S. law), Appleby Global Group LLC (as to Jersey Law and Cayman Islands Law) and Advokatfirman Hammarskiöld (as to Swedish law) are acting as legal advisors to Vine Hill Capital Investment Corp. Latham & Watkins LLP is acting as legal advisor to Stifel and Keefe, Bruyette & Woods (KBW).

Information about the Transaction

Information about the Transaction is made available at www.coinshares-bidco.com.

For inquiries about the Transaction, please contact:

Odysseus Holdings

Jeri-Lea Brown, Director, jbrown@coinshares.com

CoinShares

Benoît Pellevoizin, Head of Marketing & Communications, bpellevoizin@coinshares.com

CoinShares

This disclosure contains information that CoinShares International Limited is obliged to make public pursuant to the EU Market Abuse Regulation (EU nr 596/2014) and that Odysseus Holdings Limited is obliged to make public pursuant to the Takeover Rules. The information was submitted for publication, through the agency of the contact person set out above, at 13:55 CEST on 8 September 2025.

Important information

This communication does not constitute notice to an extraordinary general meeting or a merger document, nor shall it constitute an offer to sell or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The offer for the proposed Transaction may not be published or distributed, in whole or in part, directly or indirectly, in or into Australia, Belarus, Canada, Hong Kong, Japan, Russia, South Africa, or any other country where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken, in addition to the requirements under Swedish law.

The Transaction, the information and documents contained in this press release are not being made and have not been approved by an authorized person for the purposes of section 21 of the UK Financial Services and Markets Act 2000. Accordingly, the information and documents contained in this press release are not being distributed to, and must not be passed on to, the general public in the United Kingdom, unless an exemption applies.

In the United Kingdom, this communication and any other offer documents relating to the Transaction is/will be directed only at persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) falling within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “Relevant Persons”). No communication in respect of the Transaction must be acted on or relied on by persons who are not Relevant Persons. The Transaction, any investment or investment activity to which this communication relates is/will be available only in the United Kingdom to Relevant Persons and will be engaged in only with Relevant Persons.

This press release contains forward-looking statements with respect to CoinShares, Odysseus Holdings and/or Vine Hill. These forward-looking statements include all statements other than statements of historical fact, including, without limitation: estimates and forecasts of financial position, business strategy, plans, targets and objectives of the management of CoinShares for future operations (including development plans and objectives), the anticipated benefits of the Transaction and the Business Combination, the anticipated capitalization and enterprise value of Odysseus Holdings and/or CoinShares following the Business Combination, expectations related to the terms and timing of the Transaction and the Business Combination, regulatory developments in CoinShares’ industries, and funding of and investments into the Odysseus Holdings or CoinShares. The expectations, estimates and projections of the businesses of CoinShares, Odysseus Holdings and Vine Hill may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. In some cases, you can identify forward-looking statements by terminology such as “according to estimates”, “anticipates”, “assumes”, “believes”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “is of the opinion”, “may”, “plans”, “potential”, “predicts”, “projects”, “targets”, “to the knowledge of”, “should”, “will”, “would”, or the negatives of these terms, variations of them or similar terminology, although not all forward-looking statements contain such identifying words. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of SPAC, CoinShares and Odysseus Holdings and are difficult to predict.

Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the Transaction not being completed in a timely manner or at all, which may adversely affect the price of Vine Hill’s and/or CoinShares’ securities; (2) the Transaction not being completed by Vine Hill’s business combination deadline; (3) failure by the parties to satisfy the conditions to the consummation of the Transaction, including the approval of Vine Hill’s and CoinShares’ shareholders and obtaining the requisite Acts of the Royal Court of Jersey; (4) failure to realize the anticipated benefits of the Transaction, which may be affected by, among other things, competition, the ability of CoinShares and Odysseus Holdings to grow and manage growth profitably, build or maintain relationships with customers and retain management and key employees, capital expenditures, requirements for additional capital and timing of future cash flow provided by operating activities and the demand for digital assets, including cryptocurrencies and blockchain-related alternative investments, including those offered by, or underlying those offered by, CoinShares and Odysseus Holdings; (5) the level of redemptions by Vine Hill’s public shareholders which will reduce the amount of funds available for CoinShares and Odysseus Holdings to execute on their business strategies and may make it difficult to obtain or maintain the listing or trading of Odysseus Holdings’ securities on a major securities exchange; (6) failure of Odysseus Holdings to obtain or maintain the listing of its securities on any securities exchange after the Transaction; (7) costs related to the Transaction and as a result of Odysseus Holdings becoming a U.S-listed public company that may be higher than currently anticipated; (8) changes in business, market, financial, political and regulatory conditions; (9) volatility and rapid fluctuations in the market prices of digital assets, including cryptocurrencies and blockchain-related alternative investments, including those offered by, or underlying those offered by, CoinShares and Odysseus Holdings; (10) failure of CoinShares’ and/or Odysseus Holdings’ digital asset investment products to track their respective target benchmarks; (11) regulatory or other developments that negatively impact demand for the products and services provided by CoinShares and/or Odysseus Holdings; (12) the outcome of any event, change or other circumstance that could give rise to the inability to consummate the Transaction; (13) the outcome of any legal proceedings that may be instituted against Vine Hill, CoinShares, Odysseus Holdings and/or any of their respective affiliates or others; (14) changes to the proposed structure of the Transaction that may be required or appropriate as a result of applicable laws or regulations; (15) the risk that the Transaction disrupts current plans and operations of Vine Hill and/or CoinShares as a result of the announcement and consummation of the Transaction; (16) treatment of digital assets, including cryptocurrencies and blockchain-related alternative investments, including those offered by, or underlying those offered by, CoinShares and/or Odysseus Holdings, for U.S. and foreign tax purposes; (17) challenges in implementing CoinShares’ and/or Odysseus Holdings’ business plan due to operational challenges, significant competition and regulation; (18) being considered to be a “shell company” or “former shell company” by the securities exchange on which Odysseus Holdings’ ordinary shares will be listed or by the SEC, which may impact the ability to list such ordinary shares and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities; (19) trading price and volume of Odysseus Holdings’ ordinary shares may be volatile following the Transaction and an active trading market may not develop; (20) Odysseus Holdings’ shareholders may experience dilution in the future due to the exercise of a significant number of existing warrants and any future issuances of equity securities of Odysseus Holdings; (21) investors may experience immediate and material dilution as a result of the Vine Hill Class B ordinary shares held by Vine Hill’s sponsor, since the value of the ordinary shares of Odysseus Holdings received by Vine Hill’s sponsor in exchange for such Vine Hill Class B ordinary shares is likely to be substantially higher than the nominal price paid for them, even if the trading price of Odysseus Holdings’ ordinary shares at such time is substantially less than the price per share paid by investors; (22) conflicts of interest that may arise from investment and transaction opportunities involving Odysseus Holdings, CoinShares, their respective affiliates and other investors and clients; (23) digital asset trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes; (24) custody of CoinShares’ and/or Odysseus Holdings’ digital assets, including the loss or destruction of private keys required to access their digital assets and cyberattacks or other data loss relating to their digital assets, which could cause CoinShares or Odysseus Holdings, as applicable, to lose some or all of its digital assets; (25) a security breach or cyber-attack or other event where unauthorized parties obtain access to CoinShares’ or Odysseus Holdings’ digital assets, as a result of which CoinShares or Odysseus Holdings may lose some or all of their digital assets temporarily or permanently and its financial condition and results of operations could be materially adversely affected; (26) the emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the value of digital assets and adversely affect CoinShares’ and/or Odysseus Holdings’ business; (27) potential regulatory changes reclassifying certain digital assets as securities could lead to CoinShares’ and/or Odysseus Holdings’ classification as an “investment company” under the Investment Company Act of 1940 and could adversely affect the market price of CoinShares’ and/or Odysseus Holdings’ digital assets and the market price of CoinShares and/or Odysseus Holdings listed securities; and (28) other risks and uncertainties included in (x) the “Risk Factors” sections of Vine Hill’s Annual Report and (y) other documents filed or to be filed with or furnished or to be furnished to the SEC by Odysseus Holdings, CoinShares and/or Vine Hill. The foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. None of Vine Hill, CoinShares or Odysseus Holdings undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. Past performance by Vine Hill’s, CoinShares’ or Odysseus Holdings’ management teams and their respective affiliates is not a guarantee of future performance. Therefore, you should not place undue reliance on the historical record of the performance of Vine Hill’s, CoinShares’ or Odysseus Holdings’ management teams or businesses associated with them as indicative of future performance of an investment or the returns that Vine Hill, CoinShares or Odysseus Holdings will, or are likely to, generate going forward.

Stifel Europe Limited (“Stifel”) is acting for Odysseus Holdings and CoinShares and no one else in connection with the Transaction and will not be responsible to anyone other than Odysseus Holdings and CoinShares for providing the protections afforded to clients of Stifel, or for giving advice in connection with the Transaction or any matter referred to herein.

The receipt of cash pursuant to the Transaction by a U.S. Holder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each shareholder is urged to consult an independent professional adviser regarding the tax consequences of accepting the Transaction. Neither Odysseus Holdings nor any of its affiliates and their respective directors, officers, employees or agents or any other person acting on their behalf in connection with the Transaction shall be responsible for any tax effects or liabilities resulting from acceptance of this Transaction.

Special notice to shareholders in the United States

The Transaction described in this press release is to acquire the issued and outstanding shares of CoinShares, a company incorporated under Jersey law, and is subject to Swedish disclosure and procedural requirements, which may be different from those of the United States. The offer, which is subject to Swedish law, is being made to the U.S. Holders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder. The offer is made to the U.S. Holders on the same terms and conditions as those made to all other shareholders of CoinShares to whom an offer is made. Any information documents, including the offer document, are being disseminated to U.S. Holders on a basis comparable to the method pursuant to which such documents are provided to CoinShares’ other shareholders.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION OR THE BUSINESS COMBINATION, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE OFFER OR THE BUSINESS COMBINATION, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THIS PRESS RELEASE OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THIS PRESS RELEASE IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

No Offer or Solicitation

This press release does not constitute (i) a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the Transaction or the Business Combination, (ii) an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any security of Odysseus Holdings, CoinShares, Vine Hill, or any of their respective affiliates. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “U.S. Securities Act”), or an exemption therefrom, nor shall any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction be effected.

Financial Information

CoinShares’ financial statements and all financial information with respect to CoinShares and Odysseus Holdings included herein, or any other documents relating to the Transaction or the business combination, have been or will be prepared in accordance with IFRS and may not be comparable to the financial statements or financial information of companies in the United States or other companies whose financial statements are prepared in accordance with U.S. generally accepted accounting principles. Summarized financial data on this website is provided solely for informational purposes, and should not be relied upon for the purpose of making an investment decision or otherwise entering into any transaction whatsoever. Any summarized financial information available on this website is based on certain important assumptions and adjustments and does not purport to represent results of operations on an audited basis or what actual financial results will be in any future period and may be adjusted or presented differently from the financial information that will be included in the Registration Statement for the business combination.

Use of Projections

All projections, valuations and statistical analyses are provided for informational purposes only. Any such projections, valuations and statistical analyses may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results and to the extent any such projections, valuations and statistical analyses are based on historical information, they should not be relied upon as an accurate prediction of future performance. Furthermore, no representation is made as to the reasonableness of the assumptions made in this press release or the accuracy or completeness of any modelling, scenario analysis or back-testing. This press release is not intended to predict actual results and no assurances are given with respect thereto. Past performance is no indication, guarantee or representation as to future returns, results or performance. None of Odysseus Holdings, Coin Shares, Vine Hill, their advisers, connected persons or any other person accepts any liability whatsoever for any loss howsoever arising, directly or indirectly, from this press release or its contents.

Trademarks and Trade Names

CoinShares and Vine Hill own or have rights to various trademarks, service marks, trade names, and copyrights that they use in connection with the operation of their respective businesses. This press release may contain trademarks, service marks, and/or trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names, and/or products herein is not intended to, and does not, imply a relationship with Odysseus Holdings, CoinShares, or Vine Hill, or an endorsement or sponsorship by or of Odysseus Holdings, CoinShares, or Vine Hill. Solely for convenience, the trademarks, service marks, and/or trade names may appear without the ©, TM, or SM symbols, but such references are not intended to indicate, in any way, that Odysseus Holdings, CoinShares, Vine Hill, or the applicable rights owner will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, and/or trade names.

Enforceability of Civil Liability Under U.S. Securities Laws

It may be difficult for CoinShares’ shareholders to enforce their rights and any claims they may have arising under the U.S. federal or U.S. state securities laws in connection with the Transaction or the Business Combination, since CoinShares and Odysseus Holdings are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. CoinShares’ shareholders may not be able to sue CoinShares or Odysseus Holdings or their respective officers or directors in a non-U.S. court for violations of U.S. securities laws. Further, it may be difficult to compel CoinShares or Odysseus Holdings and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a U.S. court.

Permitted Purchases

To the extent permissible under applicable law and regulations and pursuant to Rule 14e-5(b) of the U.S. Exchange Act, Odysseus Holdings and its affiliates or its brokers and its brokers’ affiliates (acting as agents for Odysseus Holdings or its affiliates, as applicable) may from time to time and during the pendency of the Transaction, and other than pursuant to the Transaction, directly or indirectly purchase or arrange to purchase shares of CoinShares outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, and information about such purchases will be disclosed by means of a press release or other means reasonably calculated to inform U.S. Holders of such information. In addition, the financial advisors to Odysseus Holdings may also engage in ordinary course trading activities in securities of CoinShares, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements are in compliance with the applicable law. Any information about such purchases will be announced in Swedish and in a non-binding English translation available to the U.S. Holders through relevant electronic media if, and to the extent, such announcement is required under applicable Swedish or U.S. law, rules or regulations.

Participants in the Solicitation of Proxies

Odysseus Holdings, CoinShares, Vine Hill and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Vine Hill’s shareholders in connection with the Business Combination. You can find information about Vine Hills directors and executive officers and their interest in Vine Hill can be found in the sections entitled “Directors, Executive Officers and Corporate Governance—Conflicts of Interest,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationships and Related Party Transactions” of Vine Hill’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 26, 2025 and is available free of charge at the SEC’s website at www.sec.gov and at the following URL: sec.gov/Archives/edgar/data/2025396/000101376225002707/ea0234943-10k_vinehill.htm. Additional information regarding the interests of such participants will be contained in the registration statement on Form F-4 when available.

A list of the names of the directors, executive officers, other members of management and employees of the Odysseus Holdings and CoinShares, as well as information regarding their interests in the Business Combination, will be contained in the registration statement on Form F-4 to be filed with the SEC. Additional information regarding the interests of such potential participants in the solicitation process may also be included in other relevant documents when they are filed with the SEC.